Exhibit 99.2

May 27, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom
(713) 507-6466

DYNEGY COMPLETES $1.3 BILLION CREDIT FACILITY

HOUSTON (May 27, 2004) – Dynegy Inc. (NYSE: DYN) today announced the completion of a new $1.3 billion credit facility consisting of a $700 million revolving credit facility that matures in May 2007 and a $600 million term loan that matures in May 2010.

The lead arrangers for the facility are Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston, J.P. Morgan Securities Inc. and Lehman Brothers Inc. These five arrangers committed $625 million in aggregate toward the revolving credit portion of the new credit facility. In addition, Morgan Stanley Senior Funding, Inc. and Merrill Lynch Capital Corporation have joined the lead arrangers of the transaction and committed $75 million in aggregate to complete the revolving credit facility target amount of $700 million.

“The substantial commitments by our five lead arrangers, as well as the addition of Morgan Stanley and Merrill Lynch to the Dynegy bank team, reflect the significant progress we have made to restore the confidence of the financial community through our self-restructuring program,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “Through their commitments, these seven institutions are demonstrating their belief in our company and, importantly, their desire to be a part of Dynegy’s future.

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DYNEGY COMPLETES $1.3 BILLION CREDIT FACILITY

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“By accomplishing this important financial milestone now, we reduce future refinancing risk and extend our maturity runway to help the company capitalize on continued improvements in the U.S. economy and a return to a stronger power price environment,” Williamson added. “This will further position Dynegy for growth opportunities in the sector as they materialize.”

The revolving credit facility will be undrawn at closing and is available for letters of credit and general corporate purposes. Of the $600 million in proceeds from the term loan that will be drawn at closing, approximately $190 million will be used to repay indebtedness and to pay fees and expenses associated with the new credit facility. The remaining drawn proceeds are available to be used for general corporate purposes.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling more than 12,700 megawatts of net generating capacity, gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day and nearly 38,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly Dynegy’s 2004 financial estimates and its ability to capitalize on economic and pricing improvements, as well as growth opportunities in the energy sector. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include weather, available capacity, market liquidity and other factors impacting power and natural gas prices and demand for our products and services; the materialization of growth opportunities in the energy sector; and general economic and political conditions. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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